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                                                                    Exhibit 10.8


                  AGREEMENT FOR STUDY AND PETROLEUM EVALUATION
                        OF THE SOUTH EAST AREA OF BOLIVIA


YACIMIENTOS PETROLIFEROS FISCALES BOLIVIANOS, hereunder YPFB, represented by Engineers Guillermo Jimenez Gallo and William McKenney Velasco, Executive President and Vice President of Operations respectively, on the one hand, and OCEANIC EXPLORATION COMPANY, hereunder the COMPANY represented by Jack Redmond and Charles N. Haas, on the other hand, agree to enter into the present study agreement, in accordance with the following clauses:

ONE: OBJECT

1.1 The object of the present agreement is the study and comprehensive interpretation of the geological, geochemical, geophysical and subsurface information about an area in the South East of Bolivia, which YPFB now has available, for the evaluation of the hydrocarbon potential and the identification of the zones of major prospective interest.

TWO: LOCATION AND EXTENSION OF THE STUDY AREA

2.1 The study area covered by the present agreement, whose location and delimitation are indicated in the adjoined map Annex "A". Correspond to zones available for possible new operations contracts, according to the map of exploration and petroleum operation of YPFB (up-dated in December 1991).

     This area is in the Chaco plains, between Paraguay border to the Southeast and South Latitude 18 degrees 20' to the North, with an approximate area of 11,094 square kilometers, including reserved blocks for exclusive operations of YPFB.

THREE:  PERIOD

3.1 The COMPANY will perform the comprehensive study of the information supplied on the area covered by the present agreement in the maximum period of twelve (12) months, counted as of the date of receipt by the COMPANY of at least 50% of the information requested. Said date will constitute the beginning of the study and will be defined between YPFB and the COMPANY. The documents with the requirement of technical information constitute Annex "B".

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FOUR:  OBLIGATIONS OF YPFB

4.1 YPFB will supply the COMPANY, as a loan, all the necessary technical information on the area covered by the present agreement and the surrounding area, required for carrying out the study and evaluation covered by the agreement. Said selected information will include (where it is applicable):

     4.1.1 Superficial geological reports (geological maps, structural profiles and stratigraphical columns).

     4.1.2 Seismic information (basic maps, seismic sections, isochronic and structural maps).

     4.1.3 Magnetic tapes and basic field information of selected seismic lines for reprocessing.

     4.1.4     Gravimetry and magnetometry data.

     4.1.5     Geochemical data.

     4.1.6 Subsurface information (electrical profiles, velocity tests and data on the wells drilled).

     4.1.7 Rock samples (well cuttings and cores and/or outcroppings) selected by mutual agreement.

     4.1.8 Samples of oils (oil and condensate of reservoirs) of fields selected by mutual agreement.

     4.1.9 Other additional information existing at YPFB such as may be required by the COMPANY, whenever pertinent.

          The listing of information delivered and the remaining to be delivered by YPFB to the COMPANY is spelled out in Annex "C".

4.2 YPFB will designate two specialists to work in some phases of the study to be performed by the COMPANY at its main offices, located in Denver, Colorado, U.S.A., the COMPANY will not be responsible for the safety or the actions of the YPFB specialties, during the stay at the COMPANY'S headquarters.

4.3 YPFB will cooperate with the COMPANY in field reviews and/or geochemical samplings, if necessary during the study stage, providing technical geological assistance.

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4.4  YPFB is obliged to keep confidential the results of the study conducted by the COMPANY, during the validity of this agreement and up to 30 days after the final reports have been delivered to YPFB.

     In case the decision is made to negotiate an eventual operations contract, the confidentiality will be extended during the time of conducting the negotiations and up to the signing of the contract document.

FIVE:     OBLIGATIONS OF THE COMPANY

5.1 As a function of the information supplied by YPFB, the COMPANY will carry out a comprehensive study of the area covered by this agreement, for the fulfillment of the objectives indicated in clause one. Said study will include but shall not be limited to the following (where it is applicable):

     5.1.1 Geochemical analysis of source rock and oil samples, for source rock evaluation, characterization of crudes and oil-oil and oil-source rock correlation.

     5.1.2     Reprocessing of selected seismic sections.

     5.1.3 Evaluation and integration of the gravimetric, magnetometric and seismic information.

     5.1.4 Structuro-stratigrahical evaluation, integrating data of wells, geophysics and surface geology.

     5.1.5 Final geological synthesis, including the determination of the potential petroliferous systems and the areas of major prospective interest.

     5.1.6 Conclusions of the COMPANY with regard to the hydrocarbon possibilities of the areas covered by the study.


               If the COMPANY considers convenient, it will provide a detailed program of the proposed work to be performed during the study. This Program will constitute Annex "D".

5.2 In a period of eight (8) to nine (9) months reckoned from the study initiation date, the COMPANY will present to YPFB information regarding the advancement and status of the studies and at the latest by the end of the twelfth (12th) month, will present and deliver to YPFB the final technical reports on the area, including the originals of the information processed and interpreted by the COMPANY

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     (magnetic tapes, seismic sections, maps, structural profiles and other graphical documents) emerging from the different phases of the studies described in point 5.1.

     It is understood that the COMPANY is permitted to have a copy of the information processed by the COMPANY and of the technical reports prepared during the work.

5.3 The obligation of presenting the final technical reports on each area will be maintained inalterably even if the COMPANY decides it is interested in beginning negotiations for the signing of an operations contract on part or all of the study area and/or even if such an operations contract winds up being concluded.

5.4 In order that the information processed and elaborated by the COMPANY may be used later on in a manner suitable for YPFB, the formats of magnetic tapes, scales and forms of presenting the graphical documents must, as far as possible, be compatible with the formats of YPFB, which will be established jointly with YPFB.

5.5 All the works on geochemical sampling, laboratory analyses, processing, interpretation and other works related to the study and presentation of the final reports will be executed by the COMPANY through its own means and under its own responsibility, at no cost whatever to YPFB.

5.6 In accordance with clause 4.2, the COMPANY shall receive at its main office of Denver, Colorado, USA the two professionals appointed by YPFB, it being the obligation of the COMPANY to defray the travel expenses and round trip of the mentioned professional persons, as well as their stay and living expenses, for a maximum period of two weeks, in accordance with the policies of the COMPANY.

     The travel dates and duration of the stay of the two YPFB at COMPANY headquarters will be scheduled and determined by mutual agreement between YPFB and the COMPANY, depending on the progress of the study and taking into consideration the stages of greatest interest to YPFB.

5.7 It is the obligation of the COMPANY to return information supplied by YPFB, which it may do before or at the conclusion of the final report, by virtue of the fact that said information is the exclusive property of YPFB.

5.8 The COMPANY is bound to keep in strict confidence any and all information received from YPFB, as well as the results and final reports of the study covered by this agreement and not to supply or divulge it to third parties, except in

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case it is a question of firms and/or corporations affiliated with the COMPANY, which, with prior approval of YPFB may participate in this agreement at any stage of the study covered herein.

SIX: SELECTION OF AREAS

6.1 During the validity of this agreement and for up to thirty (30) days after presentation of the final report to YPFB, the COMPANY may select an area of prospective interest available within the study area covered herein, in order to enter into negotiations for the possible signing of an operations contract.

6.2 The parties stipulate that if third firms, with or without previously signed study agreements on the area described in clause 2.1, manifest a desire to negotiate with YPFB, operations contracts on part or all of the study area covered herein, and that if this occurs before the end of the thirteenth (13th) month, reckoned as of the study initiation date, YPFB will immediately inform the COMPANY in writing of such a situation in order that a period not exceeding thirty (30) days after having received the official notification from YPFB, it may make known its desire to participate in such negotiations for an operations contract, or else consider concluded, partially or totally, the present agreement.

6.3 If as a consequence of that which is established in the preceding point the COMPANY manifests its interest in negotiating an operations contract it is stipulated that in such a situation at this moment, both the COMPANY and the other interested firm(s) will receive on the part of YPFB similar treatment in time and facilities so that they may, under equal conditions, present their negotiating proposals to YPFB.

6.4 With prior approval of YPFB, the COMPANY may make known about the areas covered under this agreement to other non company-affiliated firms only in case the COMPANY desires to interest partners for participation in an eventual operations contract.

6.5 If the COMPANY desires to negotiate an Operations Contract or Association over areas that include, partially or totally, blocks that YPFB (see clause 2.1) has consigned in their operational plans and in which work programs or investments are established with defined plans, the possibility to establish negotiations over such areas will depend on whether the COMPANY'S offer will be better, in magnitude and time, with respect to the minimum exploration program defined by YPFB for these areas.

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SEVEN:    DISSOLUTION OF THE AGREEMENT

7.1 Cause for dissolution of the agreement is the total or partial noncompliance on the part of the parties. with any one or more of the clauses stipulated in this agreement.

7.2. If for the reasons stipulated in clause 6.2, COMPANY decides not to go forward with the study of the areas covered herein and appraises YPFB thereof in writing, the COMPANY is bound to proceed with the immediate return of all the information supplied by YPFB and with the delivery of a partial technical report, together with all information that has been processed up to and including the date of notification of termination of the agreement.

EIGHT:    ACCEPTANCE

8.1 YACIMIENTOS PETROLIFEROS FISCALES BOLIVIANOS and OCEANIC EXPLORATION COMPANY express their total agreement with each and every one of the clauses in the present document, as testimony of which they do sign four copies (two in Spanish and two in English).

     Santa Cruz, 11 May 1992

For: YACIMIENTOS PETROLIFEROS FlSCALES BOLIVIANOS:




/s/ William McKenney Velasco                 /s/ Guillermo Jimenez Gallo
-------------------------------              ------------------------------
Eng. William McKenney Velasco                Eng. Guillermo Jimenez Gallo
EXECUTIVE VICE PRESIDENT                     EXECUTIVE PRESIDENT





For: OCEANIC EXPLORATION COMPANY



/s/ Charles N. Haas                          /s/Jack Redmond
--------------------------                   ---------------------------------
Charles N. Haas                              Jack Redmond
PRESIDENT                                    VICE PRESIDENT - EXPLORATION

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